EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION

KOR Electronics	California

LNX Corporation	Massachusetts

Mercury Federal Systems, Inc.	Delaware

MICA Microwave Corporation	Delaware

Micronetics, Inc	Delaware

Microwave Concepts, Inc	Delaware

Microwave & Video Systems, Inc	Connecticut

Paragon Dynamics, Inc	Delaware

Riverneck Road, LLC	Delaware

Stealth Microwave, Inc.	Delaware

Nihon Mercury Computer Systems K.K.	Japan

Mercury Computer Systems N.V.	The Netherlands

Mercury Computer Systems Ltd.	United Kingdom